Exhibit p (i)

CODE OF ETHICS FOR

OLD WESTBURY FUNDS, INC.

Old Westbury Funds, Inc. (the “Fund”) has adopted this Code of Ethics (the “Code”) to specify and prohibit certain types of personal securities transactions deemed to create a conflict of interest and to establish reporting requirements and preventive procedures pursuant to the provisions of Rule l7j-l under the Investment Company Act of 1940 (the “1940 Act”).

I.	STATEMENT OF GENERAL PRINCIPLES

The following general fiduciary principles shall govern the personal investment activities of all Access Persons.

Each Access Person shall adhere to the highest ethical standards and shall:

A.	at all times, place the interests of the Fund before his personal interests;

B.	conduct all personal securities transactions in a manner consistent with this Code, so as to avoid any actual or potential conflicts of interest, or an abuse of position of trust and responsibility; and

C.	not take any inappropriate advantage of his position with or on behalf of the Fund.

II.	COVERED PERSONS

The Code of Ethics covers all Access Persons (“Covered Persons”) who do not have reporting responsibilities to any investment adviser, sub-adviser, administrator or principal underwriter of the Fund (“Service Provider”), substantially in conformity with Rule 17j-1 of the 1940 Act or Rule 204A-1 of the Investment Advisers Act of 1940, provided, however, that the compliance officer of each Service Provider shall (i) provide to the Chief Compliance Officer of the Fund an annual certification with the Fund stating that such entity has adopted or approved the continuation of its code of ethics, and (ii) notify the Fund’s Chief Compliance Officer (“CCO”) of any material violations of the code of ethics of such entity on a quarterly basis. The CCO shall report any violations to the Board of Directors in accordance with the provisions of this Code of Ethics as if the report of the violation had been made for an Access Person under this Code of Ethics.

III.	RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

A.	Preclearance

An Access Person (other than a Disinterested Director or John Whitmore) may not, directly or indirectly, acquire or dispose of beneficial ownership of a Covered Security unless:

1.	such purchase or sale has been approved by the Preclearance Officer;

2.	the approved transaction is completed between the hours of 9:30 a.m. and 4:00 p.m. (New York time). If the transaction is not completed between those hours on the date of the pre-clearance, a new pre-clearance must be obtained; and

3.	the Preclearance Officer has not rescinded such approval prior to execution of the transaction.

B.	Blackout Periods

D.	1.	Short Term Trading Profits: No Advisory Person shall sell a Covered Security or a Fund portfolio security purchased within 30 calendar days previous to the trade date, except that a Covered Security held for at least 10 business days from the trade date may be sold at a loss or no gain.

Any profits realized from any sale before the 30-day or 10-day holding periods expire shall, unless the Fund’s Board of Directors approves otherwise, be disgorged as directed by the Fund’s Board of Directors

2.	Investment Person Black Out Period: No Investment Person shall purchase or sell, directly or indirectly, any Covered Security, which is being purchased or sold for a portfolio of the Fund for which such Investment Person has direct responsibility, in which he has, or by reason of such transaction acquires, any direct or indirect beneficial ownership within at least seven calendar days before and three business days after the Fund trades (or has traded) in that security.

C.	Private Placements and Initial Public Offerings

With regard to private placements and initial public offerings, each Access Person (except the Disinterested Directors and John Whitmore) shall:

1.	obtain express prior written approval from the Preclearance Officer (who, in making such determination, shall consider among other factors, whether the investment opportunity should be reserved for the Fund, and whether such opportunity is being offered to such Advisory Person by virtue of his position with the Fund) for any acquisition of securities in a private placement or Initial Public Offering (“IPO”); and

2.	After authorization to acquire securities in a private placement or IPO has been obtained, disclose such personal investment with respect to any subsequent consideration by the Fund (or any other investment company for which he or she acts in a capacity as an Advisory Person) for investment in that issuer.

D.	Review

In reviewing transactions, the Review Officer shall take into account the exemptions allowed under Section III.E. Before making a determination that a violation has been committed by an Access Person, the Review Officer shall give such person an opportunity to supply additional information regarding the transaction in question.

E.	Exempted Transactions

The restrictions of Section III shall not apply to:

1.	purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control;

2.	purchases or sales that are non-volitional on the part of the Access Person or the Fund, including mergers, recapitalizations or similar transactions;

3.	purchases which are part of an automatic dividend reinvestment plan; or

4.	purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of rights so acquired.

IV.	REPORTING PROCEDURES

A.

Each Access Person (other than Disinterested Directors and John Whitmore, except in the case of reporting holdings of the Fund) shall file with the Review Officer confidential quarterly reports containing the information required in Section IV.B of this Code with respect to all transactions during the preceding quarter in any Covered Securities in which such person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, provided that no Access Person shall be required to report transactions effected for any account over which such Access Person has no direct or indirect influence or control (except that such an Access Person must file a written certification stating that he or she has no direct or indirect influence or control over the account in question). All such Access Persons shall file reports, even when no transactions subject to the reporting requirements were effected.

B.	Filing: Every report shall be made no later than 30 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

a.	the date of the transaction, the title and the number of shares and the principal amount of each Covered Security involved;

b.	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

c.	the price at which the transaction was effected; and

d.	the name of the broker, dealer or bank with or through whom the transaction was effected.

C.	Any report may contain a statement that it shall not be construed as an admission by the person making the report that he or she had any direct or indirect beneficial ownership in the Covered Security to which the report relates.

D.	Confirmations: All Access Persons (other than Disinterested Directors) shall direct their brokers to supply the Fund’s Review Officer on a timely basis, duplicate copies of confirmations of all personal securities transactions.

E.	New Accounts: All Access Persons (other than Disinterested Directors) shall report any new account established with a broker, dealer or bank in which any security was transacted or held for the direct or indirect benefit of the Access Person during the quarter. The report shall include the name of the entity with whom the account was established and the date on which it was established.

F.

Disclosure of Personal Holdings/Initial and Annual Holdings Reports: Every Access Person (other than Disinterested Directors), within 10 calendar days of commencement of employment as an Access Person, will be required to furnish a list including the following information (which information) must be current as of a date no more than 45 days prior to the date when such person became an Access Person: (i) the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership; (ii) the name of any broker, dealer or bank maintaining an account in which any Covered Security was held for the direct or indirect benefit of the Access Person; and (iii) the date the report is submitted to the Review Officer. In addition, each Access Person, on an annual basis, will be asked to furnish a list containing the above information (which information must be current as of a date not more than 45 days before the report is submitted) within 10 days of the request.

G.	Certification of Compliance: Each Access Person is required to certify annually that he or she has received and agrees to be bound by the Fund’s Code of Ethic. Further, each Access Person is required to certify annually that he or she has complied with all the requirements of the Code and that he or she has disclosed or reported all personal securities transactions pursuant to the requirements of the Code.

V.	REQUIREMENTS FOR DIRECTORS

A.	Every Director shall file with the Review Officer a quarterly transaction report indicating that he or she had no reportable transactions or a report containing the information required in Section IV.B. of this Code with respect to transactions (other than exempted transactions listed under Section III.E.1 and 3) in any Covered Securities or shares of the Fund in which such person has, or by reason of such transactions acquires, any direct or indirect beneficial ownership, if (and only if) such Director, at the time of that transaction, knew or should have known, in the ordinary course of pursuing his or her official duties as Director, that during the 15 day period immediately preceding or after the transaction by the Director:

1.	such Covered Security was being purchased or sold by the Fund; or

2.	such Covered Security was being considered for purchase or sale by the Fund.

B.	Notwithstanding the preceding section, any Director may, at his or her option, report the information described in section IV.A with respect to any one or more transactions and may include a statement that the report shall not be construed as an admission that the person knew or should have known of portfolio transactions by the Fund in such securities.

VI.	REVIEW BY THE BOARD OF DIRECTORS

At least annually, the Review Officer shall report to the Board of Directors regarding:

A.	All existing procedures concerning Access Persons’ personal trading activities and any procedural changes made during the past year;

B.	Any recommended changes to the Fund’s Code or procedures; and

C.	A summary of any violations which occurred during the past year with respect to which significant remedial action was taken, and any other issues which arose under the Code during the past year.

VII.	SANCTIONS

If the Review Officer determines that a violation of this Code has occurred, he or she shall so advise the Board of Directors and the Board may impose such sanctions as it deems appropriate, including, inter alia, disgorgement of profits, censure, suspension or termination and any sanctions imposed as a result thereto shall be reported periodically to the Board of Directors.

If the Review Officer determines that any Director has violated this Code, he or she shall so advise the President of the Fund and also a committee consisting of the Directors (other than the person whose transaction is at issue) and shall provide the committee with a report, including the record of pertinent actual or contemplated portfolio transactions of the Fund and any additional information supplied by the person whose transaction is at issue. The committee, at its option, shall either impose such sanctions as it deems appropriate or refer the matter to the full Board of Directors of the Fund, which shall impose such sanctions as it deems appropriate.

VIII.	MISCELLANEOUS

A.	Access Persons

The Review Officer of the Fund will identify all Access Persons who are under a duty to make reports to the Fund pursuant to this Code of Ethics and will inform such persons of such duty. Any failure by the Review Officer to notify any person of his or her duties under this Code shall not relieve such person of his or her obligations hereunder.

B.	Records

The Fund’s Administrator shall maintain records in the manner and to the extent set forth below, which records may be maintained on microfilm under the conditions described in Rule 31a-2(f) under the 1940 Act, and shall be available for examination by representatives of the Securities and Exchange Commission (“SEC”):

1.	a copy of this Code and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

2.	a record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

3.	a copy of each report made pursuant to this Code shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place;

4.	a list of all persons who are required, or within the past five years have been required, to make reports pursuant to this Code, or are or were responsible for reviewing these reports and shall be preserved in an easily accessible place;

5.	a copy of any supporting documentation used in making decisions regarding action taken by the Review Officer with respect to personal securities trading shall be preserved for a period of not less than five years following the end of the fiscal year in which it is generated, the first two years in an easily accessible place.

C.	Confidentiality

All reports of securities transactions and any other information filed pursuant to this Code shall be treated as confidential, except to the extent required by law.

D.	Interpretation of Provisions

The Board of Directors of the Fund may from time to time adopt such interpretations of this Code as it deems appropriate.

Adopted:	February 15, 1995
Revised:	February 9, 2000
Revised:	December 7, 2004

APPENDIX A

Definitions

A.	An “Access Person” means (i) any, Director, officer or Advisory Person (as defined below) of the Fund.

B.	An “Advisory Person” means any employee of the Fund who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of Covered Securities by the Fund or whose function relates to the making of any recommendations with respect to such purchases or sales, and any natural person in a control relationship with the Fund who obtains information regarding the purchase or sale of Covered Securities.

C.	An “Investment Person” is an Advisory Person who has direct responsibility and authority to make investment decisions affecting the Fund (such as portfolio managers and chief investment officers); Advisory Persons who provide information and advice to such portfolio managers (such as securities analysts); and Access Persons who assist in executing investment decisions for the Fund (such as traders).

D.	“Beneficial Ownership” shall be interpreted subject to the provisions of Rule 16a-1(a)(2) of the Securities Exchange Act of 1934.

E.	“Control” shall have the same meaning as set forth in Section 2(a)(9) of the 1940 Act.

F.	“Disinterested Director” means a Director who is not an “interested person” within the meaning of Section 2(a)(19) of the 1940 Act. An “interested person” includes any person who is a trustee, director, officer, employee or owner of 5% or more of the outstanding stock of the Adviser. Affiliates of brokers or dealers are also “interested persons”, as provided in Section 2(a)(19) of the 1940 Act.

G.	The “Review Officer” is the person designated by the Fund’s Board of Directors to monitor the overall compliance with this Code.

H.	The “Preclearance Officer” is the person designated by the Fund’s Board of Directors to provide preclearance of any personal security transaction as required by this Code of Ethics.

I.	“Purchase or sale of a security” includes, among other things, the writing of an option to purchase or sell a security or the purchase or sale of a future or index on a security or option thereon.

J.	“Covered Security” shall have the meaning as set forth in Section 2(a)(36) of the 1940 Act (in effect, all securities, including “Related Securities”), except that it shall not include securities issued by the U.S. Government (or any other “government security” as that term is defined in the 1940 Act), bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments including repurchase agreements, and shares of registered open-end investment companies.

“Related Securities” are instruments and securities that are related to, but not the same as, a Covered Security. For example, a Related Security may be convertible into a Covered Security, or give its holder the right to purchase the Covered Security. For purposes of reporting, “Covered Security” shall include futures, swaps, and other derivative contracts.

K.	A Covered Security is “being considered for purchase or sale” when a recommendation to purchase or sell the security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.